FIRMKEY SOLUTIONS LLC

This Statement Of Work ("SOW"), dated 09 / 19 / 2024 (the "Effective Date"), is entered into by and between Timothy R. Brady (a sole proprietor) (the "Vendor"), and Healthcare Integrated Technologies Inc (the "Client").

SOW – DETAIL

Engagement Details:

Role: Fractional CFO
Engagement Type: Fixed
Rate: $5,000/month
Start Date: 10/01/2024
End Date: 12/01/2024
Summary of Services:

- Lead accounting/finance operations
- Assist with 10Q filing
- Audit readiness
- Oversee and collaborate with Controller
- Cashflow management
- Assist with capital raise initiatives
- Investor relations

Miscellaneous Terms:

Payment Terms & Schedule: FirmKey will issue an invoice by the last day of each month to serve as a retainer for the subsequent month. Client is to process payment upon receipt of invoice (or no later than the 2nd of each respective month).

Payment Method: ACH

Billing Contact(s): Scott M Boruff Paul.boyd@gethitc.com

Invoice Recipient: Scott M Boruff Paul.boyd@gethitc.com

SOW – TERMS AND CONDITIONS

Client and Vendor agree to the following terms and conditions:

1. FirmKey Role. FirmKey is a company specializing in creating business relationships and service engagements for clients in need of accounting and consulting services and companies or individuals that provide such services. Client and Vendor acknowledge and agree that FirmKey shall not be held liable for any services or work product of any kind that are produced or provided by Vendor to Client.

2. Accounting Services. Vendor is an independent accounting or other financial services company (in good standing) or an individual engaged in the business of providing Accounting Services for companies or individuals seeking Accounting Services. The manner and method of performing the Accounting Services shall be determined under and controlled by Vendor and at its sole discretion. Vendor expressly represents and warrants that its personnel possess the specialized skills and experience necessary to perform the Accounting Services for any Client to whom it offers its services.

3. Independent Contractor Status. Client and Vendor agree that the Vendor is performing Accounting Services as an independent contractor and that Vendor is not an employee or agent of Client or FirmKey. No agreement by or among Client or Vendor shall be construed to create an employment, partnership, joint venture, or agency relationship. Client shall not provide Vendor with any training, direction, or similar assistance with the services. Unless Client requires the use of its own hardware or software, Vendor will provide all equipment and tools that are necessary to complete the Accounting Services. Vendor will not be paid for any additional business expenses that Vendor incurs in providing the services unless the SOW expressly provides reimbursement of such expenses.

4. Vendor Responsibility. Vendor will be responsible for the management of any employees or subcontractors working for it and, without limiting the generality of the foregoing, will be responsible for payment to the proper authorities of all federal, state, or unemployment insurance premiums or taxes, workers compensation premiums, any pension plan contributions required by any jurisdiction where work is performed, and employment expenses for any of Vendor's employees. Vendor is prohibited from outsourcing and/or offshoring any and all of the deliverables within this scope of work without the explicit and written consent of Client.

5. Travel. Client and Vendor may agree that Vendor shall travel to/from a Client location to perform work pursuant to the SOW. Any liability or responsibility related to Vendor's travel or any associated expenses, costs, or other liability resides solely with the Client or Vendor as agreed upon in the SOW.

6. Vendor Payment and Client Invoicing. Vendor agrees to accurately submit invoices consistent with the SOW. Vendor will be paid for the Accounting Services at the fee rates and/or fixed fees stated in the SOW less the agreed FirmKey charge, which will be deducted from the amounts payable to Vendor for services performed. No other fees, benefits, or compensation of any kind shall be payable to Vendor unless otherwise agreed to in writing between Client and Vendor.

7. Termination of the SOW. Either Client or Vendor has the right to terminate the SOW at any time. Client is responsible for payment for any and all hours recorded prior to terminating the SOW, but not responsible for any payment for hours not yet recorded post-termination.

8. Confidential Information Definition. The parties understand that, in connection with their relationship, the parties may receive, produce, or otherwise be exposed to another party's trade secrets, business, proprietary and/or technical information, including, without limitation, information concerning customer lists, customer support strategies, employees, research and development, accounting information (including sales, costs, profits, and pricing methods), manufacturing, marketing, proprietary software, hardware, firmware, and related documentation, inventions (whether patentable or not), know-how, show-how, and other information considered

to be confidential by a party, in addition to all information a party receives from others under an obligation of confidentiality (individually and collectively "Confidential Information"). Confidential Information does not include information which: (i) is now, or later becomes, through no act or failure to act on the part of the party receiving the Confidential Information (the "Recipient"), generally known or readily available to the public; (ii) was acquired by the Recipient before receiving such information from the party disclosing the Confidential Information (the "Discloser") and without restriction as to use or disclosure; (iii) is furnished to the Recipient by a third party rightfully entitled to it, without restriction as to use or disclosure; or (iv) was independently developed by the Recipient without reference to the Discloser's Confidential Information.

9. Use and Restrictions. The Recipient of Confidential Information agrees: (i) to hold the Discloser's Confidential Information in strict confidence, (ii) not to disclose the Discloser's Confidential Information to any third parties except as reasonably necessary for the Recipient to perform its obligations hereunder, and (iii) not to use any of the Discloser's Confidential Information except to perform the Recipient's obligations under the SOW. Notwithstanding the foregoing, the Recipient hereto may disclose any Confidential Information of the Discloser hereunder to the Recipient's agents, attorneys and other representatives (under a duty not to disclose) and having a bona fide need to know such Confidential Information or any court of competent jurisdiction as reasonably required to resolve any dispute between the Parties. In addition, Vendor may disclose Client's Confidential Information to any personnel of Vendor engaged under a SOW so long as (i) such disclosure is reasonably required for the Vendor to perform Accounting Services, and (ii) the Vendor has entered into an agreement related to such Confidential Information with terms at least as restrictive as those under the SOW. If Recipient is requested or required by law, government action, subpoena or other court order to disclose any of the Discloser's Confidential Information, Recipient may disclose such information without liability under this Agreement, provided that (i) the Discloser has been given a reasonable opportunity to (a) intervene in any proceeding to try to protect the Confidential Information and (b) review the text or contents of such disclosure before it is made; and (ii) the disclosure is limited to only the Confidential Information specifically required to be disclosed.

10. Right to Use Client Information. Client grants Vendor a limited, non-exclusive, revocable (at any time, at Client's sole discretion) right to use the necessary Client materials, including Confidential Information, solely for the performance of the Accounting Services under the SOW. Client reserves all other rights and interest, including, without limitation, all intellectual property rights, in and to its materials. Upon completion or termination of the SOW, or upon Client's written request, Vendor will immediately return all Client materials to Client and further agrees to destroy all copies of Client materials and deliverables contained in or on Vendor's premises, systems, or any other equipment otherwise under Vendor's control. Within ten (10) days of such request from Client, Vendor agrees to provide written confirmation to Client that Vendor has returned or destroyed all Client materials as indicated herein.

11. Remedies. Each Party agrees that its obligations provided in the SOW related to Confidential Information are necessary and reasonable in order to protect the Discloser and its business, and each Party expressly agrees that monetary damages may be inadequate to compensate the Discloser for any breach by the Recipient of its confidentiality covenants set forth in the SOW. Accordingly, each Party agrees and acknowledges that any such breach or threatened breach may cause irreparable injury to the Discloser and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Discloser will be entitled to seek injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the Recipient, without the necessity of proving actual damages or posting any bond.

12. Defend Trade Secrets Act. Vendor and Client acknowledge receipt of the notice under 18 U.S.C § 1833(b)(1): An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for disclosing a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely to report or investigate a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13. Indemnification. The Client agrees to indemnify and hold harmless FirmKey and the Company and its affiliates and each of its and their directors, officers and employees ("Company Indemnitees") from and against all third-party claims, taxes, losses, damages, liabilities, settlements, costs and expenses, including attorney's fees and other legal expenses, arising either directly or indirectly in connection with any claim or action that arises from any claims, suits or proceedings brought against any Company Indemnitees related to this Agreement or applicable statements of work.

14. Non-Solicitation of Personnel. During the term of this Agreement and for twelve (12) months thereafter, Client agrees that it shall not contact, divert, solicit or influence, or attempt to contact, divert, solicit or influence any personnel of Vendor for purposes of providing employment to such personnel without Vendor's prior written consent.

15. General. The SOW shall be governed by the laws of the jurisdiction in which the Vendor provides the Accounting Services. These terms shall be binding upon, and inure to the benefit of, the parties and their permitted respective successors and assignees. Any express waiver or failure to exercise promptly any right under the SOW terms will not create a continuing waiver or any expectation of non-enforcement. Each SOW executed by Client and Vendor shall specify the Accounting Services to be provided. Obligations under a SOW shall survive such completion and termination of any SOW.

EXECUTION OF STATEMENT OF WORK

The undersigned is qualified and authorized to execute the SOW Terms & Conditions on behalf of Client and Vendor as of the Effective Date. Client and Vendor agree to the scope of work deliverables detailed within the SOW Detail section of this document:

CLIENT:

By: [signature]

Name: Scott M Boruff

Company: Healthcare Integrated Technologies Inc

Title: CEO

Date: 09 / 19 / 2024

VENDOR:

By: Timothy R. Brady

Name: Timothy R. Brady

Company: Timothy R. Brady (a sole proprietor)

Title: Fractional CFO

Date: 09 / 27 / 2024

Title	BERI / Tim Brady
File name	Scott_Boruff___Tim_Brady_-_SOW.docx
Document ID	2e8332e0453120e3c5c5cc9f0e86c5ad28bea66b
Audit trail date format	MM / DD / YYYY
Status	● Signed

Document History

SENT	**09 / 19 / 2024** 14:59:40 UTC	Sent for signature to Scott Boruff (sboruff@berifuels.com) and Timothy Brady (trbrady@msn.com) from luke@firmkeysolutions.com IP: 38.122.11.250
VIEWED	**09 / 19 / 2024** 17:35:58 UTC	Viewed by Scott Boruff (sboruff@berifuels.com) IP: 99.57.207.150
SIGNED	**09 / 19 / 2024** 17:38:23 UTC	Signed by Scott Boruff (sboruff@berifuels.com) IP: 99.57.207.150
VIEWED	**09 / 27 / 2024** 11:12:07 UTC	Viewed by Timothy Brady (trbrady@msn.com) IP: 73.91.119.24
SIGNED	**09 / 27 / 2024** 11:16:22 UTC	Signed by Timothy Brady (trbrady@msn.com) IP: 73.91.119.24
COMPLETED	**09 / 27 / 2024** 11:16:22 UTC	The document has been completed.